Exhibit 10.4

AOL INC.

PERFORMANCE SHARE AGREEMENT

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the performance shares (the “Performance Shares”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)	“Cause” means, “Cause” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) Participant’s continued failure substantially to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) Participant’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (iv) Participant’s insubordination, willful malfeasance or willful misconduct in connection with Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) Participant’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Participant is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

b)	“Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time, to the extent that such definition also constitutes such Participant being considered “disabled” under Section 409A(a)(2)(C) of the Code.

c)	“Good Reason” means “Good Reason” as defined in an employment agreement between the Company or any of its Affiliates and the Participant, if any.

d)	“Notice” means (i) the Notice of Grant of Performance Share Award that accompanies this Agreement, if this Agreement is delivered to the Participant in “hard copy,” and (ii) the screen of the website for the stock plan administration, which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Participant.

e)	“Participant” means an individual to whom Performance Shares have been awarded pursuant to the Plan hereunder and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.

f)	“Performance Criteria” means the Performance-Based Vesting Criteria set forth in the Notice.

g)	“Plan” means the AOL Inc. 2010 Stock Incentive Plan, as the same may be amended, supplemented or modified from time to time.

h)	“Shares” means shares of common stock of the Company, $0.01 par value per share.

i)	“Vesting Date” means the Vesting Date set forth in the Notice.

2.	Grant of Performance Shares. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the number of Performance Shares set forth on the Notice subject to the Performance Criteria and vesting conditions described in the Notice. Each Performance Share represents the unfunded, unsecured, contingent right of the Participant to receive a Share on the date(s) specified herein. The Company hereby reserves a number of Shares equal to 200% of the target number of Performance Shares for potential issuance under the terms of the Award and the Notice. Performance Shares do not constitute issued and outstanding Shares for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.

3.

Dividend Equivalents and Retained Distributions. If on any date while Performance Shares are outstanding hereunder the Company shall pay a cash dividend to the holders of its Shares, for each Performance Share held by the Participant on the record date, the Participant shall be credited with a bookkeeping entry an amount of cash equal to the dividend paid on a Share (the “Dividend Equivalents”). If on any date while Performance Shares are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each Performance Share held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions (the “Retained Distributions”). Dividend Equivalents and Retained Distributions will not bear interest and will be subject to the same performance and vesting conditions as the Performance Shares to which they relate. If any Performance Share is forfeited for any reason, including as a result of the failure to attain the Performance Criteria, any Dividend Equivalent or Retained Distributions attributable to such Performance Share shall be forfeited on the date on which the underlying Performance Share is forfeited. At the time the underlying Performance Shares become vested, the Committee shall have discretion to pay any accrued Dividend Equivalents or Retained Distributions either in cash or in Shares. Any Dividend Equivalents or Retained Distributions payable under this paragraph 3 shall be paid or settled on the settlement date for the underlying Performance Share. Notwithstanding anything else contained in this paragraph 3, no payment of Dividend Equivalents or Retained Distributions shall occur before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.	Determination of Performance Shares Earned, Vesting and Delivery of Performance Share Units.

a)	By March 15 of the year following the end of the Performance Period, the Committee shall determine the extent to which Performance Shares have been earned on the basis of the Company’s actual performance in relation to the Performance Criteria; provided, however, that the Committee may exercise its discretion (reserved under Section 9 of the Plan) to reduce the amount of Performance Shares deemed earned. The Committee shall certify the results in writing in accordance with Section 9 of the Plan. Any Performance Shares that are not, based on the Committee’s determination, earned by performance shall be canceled and forfeited. The number of Performance Shares earned shall be rounded down to the nearest whole Performance Share.

b)	Subject to the terms and provisions of the Plan and this Agreement, no later than 60 days after the Vesting Date with respect to the Award, the Company shall issue or transfer to the Participant the number of Shares earned and vested pursuant to the terms of the Notice and this Agreement and the Dividend Equivalents and Retained Distributions, if any, covered by that portion of the Award. Except as otherwise provided in paragraphs 5, 6 and 7, the vesting of such Performance Shares and any Dividend Equivalents or Retained Distributions relating thereto shall occur only upon the achievement of the Performance Criteria set forth in the Notice of Grant and if the Participant has continued in Employment of the Company or any of its Affiliates on the Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice).

c)	Performance Shares Extinguished. Upon each issuance or transfer of Shares in accordance with this Agreement, a number of Performance Shares equal to the number of Shares issued or transferred to the Participant shall be extinguished and such number of Performance Shares will not be considered to be held by the Participant for any purpose.

d)	Final Issuance. Upon the final issuance or transfer of Performance Shares and Dividend Equivalents and Retained Distributions, if any, to the Participant pursuant to this Agreement, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.

e)	Section 409A. Notwithstanding anything else contained in this Agreement, no Shares shall be issued or transferred to a Participant before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Code.

5.	Termination of Employment.

Subject to the provisions of the Plan and this Agreement and the terms of any employment agreement between the Company or any of its Affiliates and the Participant that provides for the treatment of Performance Shares that is more favorable to the Participant than this paragraph 5:

(a)	If the Participant’s Employment with the Company and its Affiliates is terminated by the Participant for any reason other than those described in clause (b) below prior to the Vesting Date with respect to the Award, then the Performance Shares and all Dividend Equivalents and Retained Distributions relating thereto shall be completely forfeited on the date of any such termination.

(b)	If the Participant’s Employment terminates as a result of his or her death or Disability and paragraph 6 below is not applicable, then the Performance Shares for which the Vesting Date has not yet occurred and all Dividend Equivalents and Retained Distributions relating thereto shall, to the extent the Performance Shares were not extinguished prior to such termination of Employment, vest pro-rata (based on the number of completed months during the Performance Period compared to the total number of months in the Performance Period) based on the actual performance level achieved with respect to the Performance Criteria through the date of termination of Employment. In the event of any such vesting as described in this paragraph 5, the date of Participant’s termination of Employment shall be treated as the Vesting Date.

For purposes of this paragraph 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company or any Affiliate; provided, that such leave of absence constitutes a bona fide leave of absence and not a Separation From Service under Treas. Reg. 1.409A-1(h)(1)(i). Notice of any such approved leave of absence should be sent to the Company at 770 Broadway, New York, New York, 1003, attention: General Counsel, but such notice shall not be required for the leave of absence to be considered approved.

In the event the Participant’s Employment with the Company or any of its Affiliates is terminated, and subject to the terms of any employment agreement entered into by the Participant and the Company that provides for the treatment of Performance Shares upon the Participant’s termination of Employment that is more favorable to the Participant that this paragraph 5, the Participant shall have no claim against the Company with respect to the Performance Shares and related Dividend Equivalents and Retained Distributions, if any, other than as set forth in this paragraph 5, the provisions of this paragraph 5 being the sole remedy of the Participant with respect thereto.

6.	Acceleration of Vesting Date. In the event a Change in Control, subject to paragraph 7, occurs, to the extent that any such occurrence also constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “409A Change of Control Event”), and the Award is outstanding at the earlier of (a) the end of the Performance Period or (b) upon or within 12 months following the date of such Change in Control, the Participant’s Employment with the Company and its Affiliates is terminated (i) by the Company other than for Cause (unless such termination is due to death or Disability), (ii) by the Participant for Good Reason (if in an employment agreement between the Company or any of its Affiliates and the Participant includes a right of the Participant to resign for Good Reason) or (iii) on account of death or Disability, then the Award will vest based on the actual performance level achieved with respect to the Performance Criteria as provided in the Notice. Shares subject to any vested Performance Shares shall be issued or transferred to the Participant, as soon as practicable, but in no event later than 60 days following such Vesting Date, along with the Dividend Equivalents and Retained Distributions related thereto; provided, however, that notwithstanding the foregoing, to the extent that any such occurrence does not constitute a 409A Change of Control Event, the Performance Shares shall vest as described under this paragraph 6, but the issuance of Shares shall be made at the times otherwise provided hereunder as if no Change of Control had occurred. In the event of any such vesting as described in this paragraph 6, the date of Participant’s termination of Employment or the end of the Performance Period, whichever occurs earlier, shall be treated as the Vesting Date. Nothing in this paragraph 6 shall limit, abridge or otherwise modify the authority of the Committee pursuant to Section 10 of the Plan.

7.	Limitation on Acceleration.

(a) Calculation and Possible Benefit Reduction. If at any time or from time to time, it shall be determined by independent tax professionals selected by Company (“Tax Professional”) that any payment or other benefit due to Participant pursuant to this Agreement or otherwise (“Potential Parachute Payment”) is or will, but for the provisions of this paragraph 7, become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any state, local, foreign or other law, but expressly excluding any income taxes and penalties or interest imposed pursuant to Section 409A of the Code (“Excise Taxes”), then Participant’s Potential Parachute Payment shall be either (a) provided to Participant in full, or (b) provided to Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Taxes, whichever of the foregoing amounts, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Taxes (“Payments”).

(b) Implementation of Calculations and Any Benefit Reduction Under Paragraph 7. In the event of a reduction of benefits pursuant to paragraph 7(a), the Tax Professional shall determine which benefits shall be reduced so as to achieve the principle set forth in paragraph 7(a). For purposes of making the calculations required by paragraph 7(a), the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. Company and Participant shall furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under paragraph 7(a). Company shall bear all costs the Tax Professional may reasonably incur in connection with any calculations contemplated by paragraph 7(a).

(c) Potential Subsequent Adjustments.

(i) If, notwithstanding any calculations performed or reduction in benefits imposed as described in paragraph 7(a), the IRS determines that Participant is liable for Excise Taxes as a result of the receipt of any payments made pursuant to this Agreement or otherwise, then Participant shall be obligated to pay back to Company, within thirty (30) days after a final IRS determination or in the event that Participant challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Company so that Participant’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Taxes and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Participant’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Taxes are not eliminated pursuant to this paragraph 7(c), Participant shall pay the Excise Taxes.

Notwithstanding any other provision of this paragraph 7, if (a) there is a reduction in the payments to Participant as described above in this paragraph 7, (b) the IRS later determines that Participant is liable for Excise Taxes, the payment of which would result in the maximization of Participant’s net after-tax proceeds (calculated based on the full amount of the Potential Parachute Payment and as if Participant’s benefits had not previously been reduced), and (c) Participant pays the Excise Tax, then Company shall pay to Participant those payments which were reduced pursuant to paragraph 7(a) or subparagraph 7(c)(i) as soon as administratively possible after Participant pays the Excise Taxes to the extent that Participant’s net after-tax proceeds with respect to the payment of the Payments are maximized.

8.	Withholding Taxes. The Participant agrees that,

a)	Obligation to Pay Withholding Taxes. Upon the vesting of any portion of the Award of Performance Shares and the Dividend Equivalents and Retained Distributions relating thereto, the Participant will be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such payment or vesting. The Company’s obligation to deliver the Shares subject to the vested Performance Shares or to pay any Dividend Equivalents or Retained Distributions shall be subject to such payment. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from the Dividend Equivalent, Shares issued in connection with the vesting or Retained Distribution, as applicable, or any payment of any kind otherwise due to the Participant any Federal, state, local or foreign withholding taxes due with respect to such vesting or payment.

b)	Payment of Taxes with Stock. Subject to the Committee’s right to disapprove any such election and require the Participant to pay the required withholding tax in cash, the Participant shall have the right to elect to pay the required withholding tax associated with a vesting with Shares to be received upon vesting. Unless the Company shall permit another valuation method to be elected by the Participant, Shares used to pay any required withholding taxes shall be valued at the closing price of a Share as reported on the New York Stock Exchange Composite Tape on the date the withholding tax becomes due (hereinafter called the “Tax Date”). Notwithstanding anything herein to the contrary, if a Participant who is required to pay the required withholding tax in cash fails to do so within the time period established by the Company, then the Participant shall be deemed to have elected to pay such withholding taxes with Shares to be received upon vesting. Elections must be made in conformity with conditions established by the Committee from time to time

c)	Conditions to Payment of Taxes with Stock. Any election to pay withholding taxes with stock must be made on or prior to the Tax Date and will be irrevocable once made.

9.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

10.	Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the Performance Shares or any Dividend Equivalents and Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such Performance Shares and any Dividend Equivalents or Retained Distributions relating thereto.

11.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without cause, notwithstanding the fact that some or all of the Performance Shares and related Dividend Equivalents and Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the Performance Shares under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

12.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to AOL Inc. at 770 Broadway, New York, New York, 1003, attention: General Counsel, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

13.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.

14.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.

15.	Copy of the Plan and Documents. By entering into the Agreement, the Participant agrees and acknowledges that he or she has received and read a copy of the Plan. The Participant acknowledges and agrees that the Participant may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to stockholders and proxy statement related to its annual meeting of stockholders (which become available each year approximately three months after the end of the calendar year), and the Participant consents to receive such documents electronically through the Internet or as the Company otherwise directs.

16.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

17.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

18.	Submission to Jurisdiction; Service of Process. Any and all disputes between a Participant and the Company or any Affiliate relating to the Award granted hereunder shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 12 hereof.

19.

Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of Performance Shares (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding Performance Shares that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.

20.	Compliance With Securities Laws. Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Company shall not be required to issue or transfer Shares to the Participant in settlement of its obligations herein prior to the completion of any registration or qualification of the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.

21.	Legend on Certificates. The certificates representing the Shares issued or transferred to the Participant by the Company in settlement of its obligations herein shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

22.	Representations, Warranties and Agreements Relating to Securities Laws. As a condition to the Company’s issuance or transfer to the Participant of any Shares in settlement of its obligations herein, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.